Comparison of change in value of $10,000 investment in Dreyfus Emerging Markets Fund and the Morgan Stanley Capital International Emerging Markets Free Index

EXHIBIT A:

                                Morgan
                               Stanley
                                Capital
                            International
               Dreyfus         Emerging
               Emerging        Markets
   PERIOD      Markets           Free
                Fund           Index *

  6/28/96      10,000          10,000
  5/31/97      11,407          10,709
  5/31/98       9,342           7,678
  5/31/99      10,608           7,944
  5/31/00      12,363           9,354
  5/31/01      12,241           7,334
  5/31/02      13,930           7,867


* Source: Lipper Inc.